UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FUNKO, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 24, 2022

This proxy statement supplement (this “Supplement”) to the definitive proxy statement of Funko, Inc. (the “Company”), filed with the Securities and Exchange Commission on April 8, 2022 (the “Proxy Statement”), is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific Time, on Tuesday May 24, 2022, virtually via live webcast at www.virtualshareholdermeeting.com/FNKO2022. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about May 18, 2022. This Supplement should be read in conjunction with the Proxy Statement.

In connection with an agreement by entities affiliated with ACON Funko Investors, L.L.C. (“ACON”) to sell certain shares of the Company’s Class A common stock of Funko, Inc. to an affiliate of The Chernin Group (“TCG”) (such sale, the “ACON Sale”), the Company entered into a Stockholders Agreement with TCG, dated May 3, 2022 (the “Stockholders Agreement”). On May 4, 2022, Ken Brotman and Adam Kriger resigned from the Board, contingent on and effective upon the closing of the ACON Sale.

On May 3, 2022, the Board elected Jesse Jacobs to the Board as a Class III director, to be effective upon the closing of the ACON Sale. On May 16, 2022, the Board elected Richard A. Paul to the Board as a Class I director, to be effective upon the closing of the ACON Sale. Mr. Jacobs and Mr. Paul were designated to serve on the Board by TCG, consistent with the Stockholders Agreement. Mr. Jacobs and Mr. Paul will fill the vacancies created by Ken Brotman’s and Adam Kriger’s resignations, respectively.

Mr. Jacobs, 46, co-founded and has served as Managing Partner of TCG since 2010. Prior to TCG, Mr. Jacobs was a senior member of the media, entertainment and sports advisory, investing and financing team at Goldman Sachs. Mr. Jacobs has served on the board of directors of former public company Collectors Universe, Inc. since November 2020 and sits on a number of private company boards of directors including Hodinkee, Inc., Exploding Kittens, Inc. and Barstool Sports, Inc. Mr. Jacobs received his B.A. in English and Communications from the University of Pennsylvania and an M.B.A. from the University of Pennsylvania. The Board believes Mr. Jacobs is well qualified to serve on the Board due to his financial expertise and his knowledge of consumer, media and pop culture industries.

Mr. Paul, 41, has served as the Chief Executive Officer of Klutch Sports Group, LLC, a professional sports agency, since September 2012. Mr. Paul is also a co-founder and advisor to Adopt, LLC, a creative agency, since April 2021. Mr. Paul has served on the Boards of Directors of Klutch Sports Group, LLC since September 2012, United Talent Agency since July 2020, and Colieum Acquisition Corp., a special purpose acquisition company, since June 2021. The Board believes Mr. Paul is well qualified to serve on the Board due to his broad-based business experience and extensive experience in the professional sports and pop culture industries.

Mr. Jacobs and Mr. Paul will be compensated consistent with the Company’s Non-Employee Director Compensation Policy as disclosed in the Proxy Statement. The Company expects to enter into the Company’s standard form of indemnification agreement with Mr. Jacobs and Mr. Paul.

As of March 31, 2022, neither Mr. Jacobs nor Mr. Paul beneficially owned any shares of the Company’s Class A or Class B common stock.

The Company expects the ACON Sale to close on or about May 19, 2022. The foregoing changes to the composition of the Board do not impact the director nominees for election at the Annual Meeting.

Forward-Looking Statements

This Supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Supplement other than statements of historical fact, including statements regarding the expected closing date of the ACON Sale, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including the risk that the ACON Sale will not close in the expected timeframe or at all as well as the important factors described in the Company’s Quarterly Report on Form 10-Q under Part II. Item 1A. “Risk Factors,” and in its other filings with the Securities and Exchange Commission, that may cause the Company’s actual results, performance or achievements to differ materially and adversely from those expressed or implied by the forward-looking statements. Any forward-looking statements made herein speak only as of the date of this Supplement, and you should not rely on forward-looking statements as predictions of future events. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, performance, or achievements reflected in the forward-looking statements will be achieved or occur. The Company undertakes no obligation to update any of these forward-looking statements for any reason after the date of this Supplement or to conform these statements to actual results or revised expectations.